                        ADVANCED ACCESSORY SYSTEMS, LLC
          EXHIBIT 12.1 -- STATEMENT REGARDING COMPUTATION OF RATIOS --
                          FIXED CHARGE COVERAGE RATIO
 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996, AND THE PERIOD FROM SEPTEMBER
                       28, 1995 THROUGH DECEMBER 31, 1995

                                                           PERIOD FROM
                                                          SEPTEMBER 28,
                                                         TO DECEMBER 31,           DECEMBER 31,
                                                              1995             1996           1997
                                                         ---------------       ----           ----
Pre-tax income (loss) from continuing operations.....      $  870,000       $ 6,409,000    $   712,000
Minority interest in the income of subsidiary with
  fixed charges......................................           9,000            69,000         97,000
                                                           ----------       -----------    -----------
                                                              879,000         6,478,000        809,000
                                                           ----------       -----------    -----------
Fixed charges:
  Interest expense and amortization of debt discount
     and premium on all indebtedness.................         975,000         4,312,000     12,627,000
Rentals(1)...........................................          11,000           223,000        751,000
                                                           ----------       -----------    -----------
Total fixed charges..................................         986,000         4,535,000     13,378,000
                                                           ----------       -----------    -----------
Earnings before income taxes, minority interest and
  fixed charges......................................      $1,865,000       $11,013,000    $14,187,000
                                                           ==========       ===========    ===========
Ratio of earnings to fixed charges(2)................            1.89x             2.43x          1.06x
                                                           ==========       ===========    ===========

-------------------------
(1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.

(2) The Exchange Offer will not have a material impact on the ratio of earnings to fixed charges.